INTERNATIONAL DISTRIBUTOR AGREEMENT

THIS AGREEMENT is made between RSI Systems, Inc., a Minnesota, USA corporation ("RSI"), and Canon Trading USA, a California, USA Corporation ("Distributor") and shall be effective as of September 20, 1996.

BACKGROUND

RSI is in the business of manufacturing and marketing video communication products for use in video conferencing applications. Distributor is in the business of acting as a distributor in the territory described on Exhibit B ("the territory"). RSI desires to enter into a distribution agreement with Distributor for the purpose of developing a market for certain of RSI's products in the territory, on the terms and conditions set forth in this agreement. "As a result, RSI desires to appoint Distributor to market the products on an exclusive basis in the Territory and understands and acknowledges that Distributor will be doing so through Distributor's sub- distributor, Canon Sales Co., Inc., who will market the Products in the Territory, under Sub-distributor's private label and serial numbers, to end-users directly or through its dealers".

TERMS AND CONDITIONS

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1. Products. The term "products" shall mean those products of RSI listed on Exhibit A. This list of Products may be changed from time to time by mutual agreement of the parties, provided, however, that RSI shall retain the sole right to make alterations in, or to discontinue the manufacture of, any of the Products, or to discontinue the sale of any Product in any territory, including the Territory, at any time without incurring any obligation to Distributor. Distributor acknowledges that RSI may produce certain products that it will not include on Exhibit A.

2. Exclusive Distributorship

         2.1 Subject to the terms and conditions contained herein, RSI grants to the Distributor, and the Distributor hereby accepts appointment as Exclusive Distributor of Products in the territory.

         2.2 Although it is not RSI's intention to compete with Distributor for orders in the Territory, nothing contained herein shall prohibit or restrict RSI from selling directly or through other outlets if Distributor is unable or unwilling to sell and service customers or areas of the Territory, or if a customer refuses to do business with Distributor. RSI may sell to such customer directly or through others without liability to Distributor, provided that Distributor has confirmed in writing its unwillingness or inability to sell and service, or the customer's unwillingness to do business with Distributor.

         2.3 Distributor will not solicit orders for the Products from customers located outside the Territory through any means, including advertising.

3. Scope of Work. RSI will manufacture, or cause to be manufactured, and deliver the Products and Spare Parts, and will accept and fill Distributor's Purchase Orders subject to the terms and conditions of this Agreement. Unless otherwise agreed upon by the parties, RSI and its subcontractors will provide all of the mechanical and electronic engineering design, manufacturing technology, labor, material and facilities necessary for its production of the Products and Spare Parts.

4. Distributor Not Made An Agent. Each of the parties is an independent contractor and nothing contained herein shall be deemed or construed to create the relationship of an agency, partnership, joint venture, franchise or any other association or relationship between the parties except that of an exclusive distributor. Neither party shall have any authority to bind the other party in any respect.

5. Ordering & Adjustment.

         5.1 Purchase Orders. Distributor will order Products and Spare Parts through Purchase Orders. Within seven (7) days of receipt of Purchase Orders, RSI will confirm delivery dates. RSI shall ship or caused to be shipped, the Products and Spare Parts to meet those delivery dates.

        Distributor's Purchase Orders will be deemed accepted by RSI when RSI accepts them in writing; RSI accepts them orally and confirms them in writing or RSI actually ships, or causes to be shipped, Product. No additional or different provisions than those in this Agreement proposed by RSI or Distributor will apply unless expressly agreed to in writing by both parties. Distributor and RSI hereby give notice of their objection to any such additional or different terms proposed by the other.

        5.2 Buffer Inventory

        RSI will supply Distributor with a recommended Spare Parts stocking list which will be utilized by Distributor as a guide in meeting its stocking requirements.

        RSI agrees to hold a mutually established quantity of Product and Spare Parts for emergency stocking purposes. Distributor may draw on these inventories without restriction until the quantities are exhausted.

        RSI agrees to rotate this inventory on a first in first out basis. Within sixty (60) days of termination of this Agreement, Distributor agrees to purchase the Product and Spare Parts held in these buffer inventories.

         5.3 Adjustments and Rescheduling


         (a) Increases/Decreases. Notwithstanding Section 5.1, Distributor may adjust Products and Spare Parts quantities under Purchase Orders upon the consent of RSI, which consent shall not be unreasonably withheld.

         (b) Rescheduling. Distributor may reschedule the delivery date of undelivered Product, without charge, provided notice is given at least thirty
(30) days prior to the original delivery date and the extent of the rescheduling does not exceed ninety (90) days.

         (c) IN NO EVENT WILL DISTRIBUTOR BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO ANY LOST PROFIT, ARISING OUT OF ANY ADJUSTMENT OR RESCHEDULING OF PURCHASE ORDERS IN CONFORMITY WITH THE PROVISIONS OF SECTIONS OF SECTIONS 5.3 (a) AND 5.3 (b) ABOVE.

         5.4 All orders of Distributor for Products shall be subject to such reasonable allocation as, in the reasonable judgment of RSI, may be equitable in the event of any shortages of any Products at any time.

6. Delivery, Carrier & Risk of Loss.

         6.1 Shipment of Products; Payment of Shipping Costs. Distributor will arrange for shipment of the Products through a carrier designated by Distributor. Distributor will have the right to modify such designation from time to time, as deemed necessary or appropriate by Distributor, in Distributor's sole and absolute discretion. In the event no carrier is designated by Distributor, RSI will select a common surface carrier at its discretion.

         6.2 Passage of Title and Risk of Loss. Title and risk of loss or damage to the Products or Spare Parts will pass to Distributor upon receipt by Distributor's designated carrier or the RSI selected common carrier at the FOB point.

         6.3 Delivery Date. RSI will deliver, or caused to be delivered, Purchase Order quantities to the FOB point on or before the date for delivery as confirmed in accordance with Section 5.1 herein. TIME AND DATE OF DELIVERY ARE OF THE ESSENCE FOR ALL PURCHASES UNDER THIS AGREEMENT. RSI will pay Distributor the difference in costs associated with expedited freight in the event Purchase Order quantities are not delivered to the FOB point by such date.

         6.4 Failure to Meet Delivery Date. If RSI fails to meet Distributor's delivery schedule on all or any part of any Purchase Order and does not provide Distributor with written assurance of delivery within ten (10) days of the Purchase Order delivery date, or RSI fails to so deliver within such time period, then Distributor, without prejudice to any other rights or remedies available to Distributor under law or otherwise, may terminate such or any part of such Purchase Order and procure, upon such terms and in such manner as Distributor may deem appropriate, the Product covered by such Purchase Order. In such event, Distributor's sole liability to RSI shall be limited to payment for items delivered to and accepted by Distributor at the expiration of the ten (10) day period described above. With respect to the portion of such Purchase Order not terminated, if any, the unit price will not change and RSI will otherwise continue performance under this Agreement.

7. Pricing.

         7.1 Prices. Subject to the terms and conditions of this Agreement, RSI agrees to deliver the Products and Spare Parts at the prices set forth in Exhibit "A", the Product and Price Schedule. Prices for Products and Spare Parts are FOB RSI's Minneapolis, MN warehouse (the "FOB Point"). Such prices may not be increased during the initial term of this Agreement, and may only be modified thereafter, as follows: After the Initial Term of this Agreement, RSI may increase prices at any time upon sixty (60) days notice; provided RSI will honor each order made or mailed by Distributor before such price change becomes effective at the price in effect when such order was made or mailed.

         7.2 Most Favored Customer Pricing. RSI hereby warrants that at no time will the prices charged Distributor exceed the prices offered other customers for similar products, quantities and delivery requirements under similar terms and conditions. In the event RSI provides prices and/or terms for the Products or Spare Parts more favorable than those set forth herein to another of such customers, Distributor will be entitled to a reduction and/or amendment retroactive to the date such prices and/or terms have been made available to such other customer.

8. Spare Parts.

         8.1 Purchase. Notwithstanding any expiration of the term of this Agreement, Distributor or a Distributor designated third party will be able to purchase Spare Parts beginning at the date of initial production of the Product or implementation of a design change, and extending for a period of three (3) years after the last shipment of the respective Product under this Agreement. Such purchases will be governed by the applicable terms and conditions set forth in this Agreement. Notwithstanding the foregoing, however, for the three (3) year period after the last shipment of the respective Product under this Agreement, RSI may make a comparable substitute for the Spare Parts for the Products available where Spare Parts are no longer available.

9. Inspection. Products and Spare Parts purchased pursuant to this Agreement may be subject to inspection at the FOB Point, within a reasonable time after delivery, but in no event more than forty-five (45) days after receipt by Distributor's sub-distributor. Distributor will reject and notify RSI of defective or nonconforming Products and Spare Parts and, to the extent reasonably feasible, the nature of the defect. If Distributor does not expressly reject Products and/or Spare Parts within such forty-five (45) days, such Products and Spare Parts will be deemed accepted by Distributor; except that any such acceptance will not relieve RSI from any responsibility or liability it may have with respect to Epidemic Failures as hereinafter defined.

10. RSI'S Responsibilities.

         10.1 RSI will provide the Product documentation to Distributor upon the Effective Date of this Agreement, including, without limitation, final repair parts lists and service manuals. RSI will also provide such other documentation necessary to assist Distributor or an approved third party in the preparation of materials for servicing, repairing and inspection of the Products. Any printed material will be in English on reproducible materials, and available to Distributor.

         10.2 Training. RSI will, at its cost and expense, provide initial training for the Products. Distributor will have the right to purchase additional training as required during the term of this Agreement on such terms and conditions as RSI and the distributor mutually agree upon.

         10.3 Software/Diagnostics. As such time as RSI ceases to support the Products, RSI will provide three (3) copies of service software which will include the following: (a) Burn-in; (b) System test; (c) Diagnostics; and (d) Microcode. Such software/diagnostics will be supplied in machine readable format with compilation instructions. Update to all such software/diagnostics shall be provided to Distributor as and when developed by RSI.

         10.4 License Rights. RSI hereby grants to Distributor a non-exclusive, world-wide right and license to use and copy, solely for purposes of this
Agreement: (a) the documentation delivered pursuant to this Section 10; (b) Software/Firmware; and (c) the service software. Distributor will not remove RSI's copyright notice from any RSI material copied pursuant to this Section 10. RSI hereby grants to Distributor the right to sublicense the license rights set forth in this Section 10.4 to Distributor's authorized repair facilities, subject to the requirements of Section 19.3. The license rights set forth in this Section 10 will survive any termination or expiration of this Agreement.

         10.5 RSI will offer to any and all Distributor repair source or third party repair vendors Spare Parts for the Products at the prices offered to Distributor.

11. Distributor Responsibilities. In addition to the duties and responsibilities outlined elsewhere in this Agreement, Distributor agrees as follows:

         11.1 Distributor shall devote its best efforts to promote the sale of Products in the Territory. Distributor shall provide its customers with all necessary and appropriate training and support regarding the use of the Products. Distributor will also set up Products for its customers and train its customers to properly operate and maintain Products. Distributor will fulfill these responsibilities throughout the Territory using its own personnel.

         11.2 Distributor shall retain, or subcontract with, expert service personnel qualified to promptly provide repair service and technical support to customers, and to offer RSI feedback respecting the quality and reliability of Products. When Distributor makes repairs which are covered by RSI's warranty described in Section 14.1, RSI will provide any required replacement parts at its expense.


         11.3 Distributor shall cooperate with RSI in regard to all of RSI's commercially reasonable sales activities related to the products. Such cooperation shall include attendance at and assistance with trade shows, and other marketing events when reasonable requested by RSI.

         11.4 Distributor shall promptly furnish to RSI any information which RSI may determine necessary or appropriate (including such details as RSI may request) to ascertain current or potential sales of the Products in the Territory. Distributor further agrees to inform RSI promptly of any change in market conditions in the Territory which Distributor reasonably believes might affect current or potential sales of Products in the Territory.

         11.5 Distributor shall maintain an inventory of Products sufficient to enable Distributor to fill customer orders.

         11.6 Distributor shall cooperate with RSI in responding to customer complaints concerning the Products and shall take such action to promptly resolve such complaints as may be reasonably requested by RSI.

         11.7 Distributor shall not, in any way, alter Products, except by prior written approval of RSI.

         11.8 All costs, including salaries, payroll taxes, severance pay and other expenses incurred by Distributor in connection with its performance under this Agreement shall be borne solely by Distributor.

12. Term of Agreement and Termination.

         12.1 This Agreement will come into force on the Effective Date and will remain in effect for a period of three (3) years (the "Initial Term") unless earlier terminated by either party pursuant to this Section 12. Upon expiration of the Initial Term, the Agreement will automatically be renewed for successive one (1) year periods unless either party notifies the other in writing of its intent not to renew at least ninety (90) days in advance of the expiration/renewal date.

         12.2 Either party may suspend its performance and/or terminate this Agreement immediately upon written notice at any time if:

         (a) The other party is in material breach of any warranty, term, condition or covenant of this Agreement other than those contained in Section 21 and fails to cure that breach within thirty (30) days after written notice of that breach;

         (b) The other party is in material breach of any warranty, term, condition or covenant of Section 21; provided, however, that the other party has ten (10) days after written notice of that breach within which it may discuss said breach with the first party prior to termination; or

         (c) The other party: (i) becomes insolvent; (ii) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; (iii) admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; or (iv) makes an assignment for the benefit of creditors.

         12.3 The following terms apply to any termination under this Agreement:

         (a) Immediately upon any termination of this Agreement, RSI shall, to the extent and at times specified by Distributor, stop all work on outstanding Purchase Orders, incur no further direct cost, and protect all property in which Distributor has or may acquire an interest.

         (b) Except as provided in Section 11, immediately upon any termination of this Agreement, each party will return to the other party or, pursuant to the other party's written instructions, destroy all materials in its possession containing Confidential Information of the other party. Returned Confidential Information materials shall be shipped freight collect.

         (c) If this Agreement and any Purchase Orders issued hereunder are terminated by Distributor, the Distributor, in addition to any other rights provided herein, may require RSI to transfer title and deliver to Distributor any completed Products. RSI will protect and preserve for Distributor's benefit such property in the possession of RSI, provided, however, that Distributor has paid to RSI all invoices then due and owing.

         12.4 In the event of termination of this agreement, whether upon the expiration of its term or pursuant to the provisions of this Article 12, neither party shall be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits, or on account of expenditures, investments, leases, employee termination pay or other commitments or expenses relating to its business or good will.

         12.5 In the event of termination, Distributor agrees to advise RSI of the status of all its efforts pertaining to the sale of the Products in the Territory.

         12.6 Upon termination of this Agreement for any reason, RSI or its nominee shall have the option of purchasing all or any portion of the Products held by Distributor on the date of termination which are new, non-obsolete, and in salable condition, by giving notice to Distributor within 30 days after the termination date except such Products for which Distributor has open but unfilled orders. The price of such Products shall be the price paid to RSI by Distributor for such Products.

         12.7 Notwithstanding anything contained herein to the contrary, Sections 8, 10.3, 10.4, 10.5, 12.3, 14, 15, 16, 17, 18, 19.1, 21 and 28 of this
Agreement shall survive termination of this Agreement and shall remain in full force and effect.

         12.8 It is expressly understood and agreed that the right of termination set forth in this Article 12 is absolute, and that the parties have considered the possibility of such termination and the possibility of loss and damage resulting therefrom, in making expenditures pursuant to the performance of this Agreement. It is the express intent and agreement of the parties that neither shall be liable to the other for damages or otherwise by reason of the termination of this Agreement as hereinabove provided.

         12.9 The parties expressly agree that they notice periods in this
Section 12 are reasonable under the contemplated circumstances.

13. Waiver of Breach. The waiver or failure of either party to enforce the terms of this Agreement in one instance shall not constitute a waiver of said party's rights under this Agreement with respect to other violations. No waiver of any of the terms of this Agreement shall be binding unless it is in writing.

14. Warranty.

         14.1 (a) Liens, Materials and Workmanship. RSI warrants that the Products and Spare Parts purchased and delivered hereunder: (i) will be free and clear of all liens and encumbrances; (ii) with respect to hardware (Products and Spare Parts), will be free from defects in design, materials, workmanship and construction under normal use and service for a period of one (1) year from delivery to the Sub-distributor not to exceed fifteen (15) months from the date of manufacture; and (iii) with respect to firmware and software used in connection with the Products and Spare Parts ("Software/Firmware"), will be in substantial accordance with the documentation supplied to Distributor and free from defects which substantially affect system performance.

         (b) General Representations. RSI represents and warrants to Distributor that: (i) it has the power and authority to enter into this Agreement; (ii) to the best of RSI's knowledge, the Products and Spare Parts can be efficiently manufactured; (iii) it is the owner or authorized licenser of the software/firmware and all portions thereof and that it has a right to grant Distributor a license for its use and possession without violating the rights of any third party; (iv) in connection with the manufacture of the Products and Spare Parts, there will be no infringement of any patent, copyright, trade secret, mask work right or other proprietary right of any third party; and (v) each of RSI's employees, subcontractors or agents involved in the manufacture of the Products and Spare Parts will have signed an agreement with RSI (that is no less restrictive than Distributor's standard proprietary rights and non-disclosure agreement) agreeing to keep in confidence Distributor's Confidential Information.

         14.2 Epidemic Failures. RSI will, at Distributor's option, promptly repair or replace Products or Spare Parts delivered under this Agreement or accept return of the same for full credit, which exhibit Epidemic Failures within fifteen (15) months of the date of manufacture. RSI will take action, immediately after Distributor's notification of an Epidemic Failure situation, to correct the cause and will inform Distributor in ten (10) working days of such action. In addition, RSI will be responsible for the costs identified in
Section 14.3. Epidemic Failure means defects in manufacturing and/or design deficiencies of the same root cause, including but not limited to use of defective components or maladjustment's whether occurring during manufacture, packing or shipment, affecting Products or Spare Parts when the failure rate is in excess of three percent (3%) of the Products or Spare Parts delivered within any two (2) month period.

         14.3 Freight and Incidental Costs. The responsibility for costs associated with freight and other items for defective or nonconforming Products and Spare Parts required to be corrected, repaired or replaced pursuant to
Section 14.2 above will be borne according to the following table:

TYPE OF RETURN   INCIDENTAL COSTS*   FREIGHT IN**            FREIGHT OUT***

Warranty (14.1)         RSI       RSI: up to 90 days       RSI: up to 90 days
                                  from date of shipment    from date of shipment
                                  of product to Canon      of product to Canon

Epidemic (14.2)         RSI       RSI: up to 180 days      RSI: up to 180 days
                                  from date of shipment    from date of shipment
                                  of product to Canon      of product to Canon

        The Distributor, Sub-Distributor or Customer would be responsible for payment of freight in or out beyond the liability for Warranty and Epidemic stated herein.

* "Incidental Costs" include, but are not limited to, reasonable costs for labor for diagnostics, Part removal and replacement and repair costs of Distributor and Distributor's service provider(s).

** "Freight In" includes freight from Distributor's service provider(s) to Distributor and from Distributor to RSI or RSI's repair centers/vendors.

*** "Freight Out" includes freight from RSI or RSI's repair centers/vendors to Distributor. In the case of Epidemic Failures, Freight Out shall also include freight from Distributor directly to Distributor's customers or to Distributor's service provider(s) as appropriate.

        Notwithstanding the foregoing, where Product or Spare Parts are returned to RSI under warranty (paragraph 14.1) or Epidemic Failure (paragraph 14.2), and are not defective, RSI will bear all Freight and Incidental costs as set forth herein.

        In addition, where Product is returned under a claim of warranty or Epidemic Failure and is defective because of a "caused failure" (supported by RSI written documentation to that effect) such as blown fuses or component damage from environmental causes, RSI will make repairs as authorized in writing by Distributor, subject to RSI's good faith determination as to whether the Product is repairable. RSI will make the aforesaid written documentation available to Distributor upon its written request. Should the parties mutually agree that the incidence of caused failure is such that charges should be assessed for repair, a fee for such repair, will be mutually agreed upon.

         14.4 Repair/Replacement by RSI. Upon rejection of Product by Distributor, after inspection, Distributor agrees to obtain a return authorization number from RSI prior to returning any Product or defective Spare Part. Distributor will return the defective item, to the RSI facility designated from time to time by RSI, together with a statement describing the defect. Distributor's cost of labor to inspect and remove defective parts to install replacement parts, will be borne solely by RSI. Product found not to be defective will be returned to Distributor with a written report of RSI's findings.

         14.5 Repair/Replacement by Distributor. Distributor or its authorized repair facilities may repair defective Products and Spare Parts if it is deemed by Distributor and RSI to be the most time and cost effective approach. In such event, Distributor will promptly submit to RSI in writing, to the extent available, the serial numbers and date code of the defective Products or Spare Part units, the date Distributor received the defective unit, the nature of the defects found, the date of repair of the defective units by Distributor or its authorized repair facility, and the quantity of Spare Parts utilized by Distributor in the repair. Distributor will send to RSI the defective Products or Spare Parts, or parts removed therefrom. RSI will provide Distributor with the necessary replacement parts at no cost, and reimburse the costs stated in this Section 14.

15. General Indemnities.

         15.1 RSI's General Indemnity. RSI agrees to defend any proceeding or action brought by a third party against Distributor to the extent based on a claim that any of the Products caused property damage or personal injury due to the acts or failure to act of RSI. RSI agrees to indemnify Distributor for any losses, damages or reasonable expenses, including legal expenses and counsel fees, arising from such acts or failures to act. RSI's obligation to so defend and indemnify Distributor is contingent on Distributor's compliance with Section 15.3.

         15.2 Distributor's General Indemnity. Distributor agrees to defend any proceeding or action brought by a third party against RSI to the extent based on a claim resulting from the acts or failure to act of Distributor in marketing the Products, including but not limited to warranties made by Distributor or its agents regarding the Product; and Distributor agrees to indemnify and hold RSI harmless from any losses, damages, or reasonable expenses, including legal expenses and counsel fees, arising from such acts or failures to act. Distributor's obligation to so defend and indemnify RSI is contingent on RSI's compliance with Section 15.3.

         15.3 Notice/Defense. Each party shall promptly notify the other party of any claim, demand, proceeding or suit of which the other party becomes aware which may give rise to a right of defense or indemnification pursuant to this Section ("Claim"). Notice of any Claim which is a legal proceeding, by suit or otherwise, must be provided to the indemnifying party within thirty (30) days of first learning of such proceeding. Notice shall include an offer to tender the defense of the Claim to the indemnifying party. The indemnifying party, if its accept such tender, shall be entitled to take over sole control of the defense of the Claim. That control shall include the right to take any and all actions necessary to completely and finally resolve the Claim by settlement or compromise. Upon acceptance of tender, the indemnified party shall cooperate with the indemnifying party with respect to such defense and settlement, and the indemnifying party will pay expenses reasonably incurred by the indemnified party in providing such cooperation, except that the indemnifying party shall not be required to pay the indemnified party for everyday operating expenses incurred in the ordinary course of doing business. In the event a claim is settled, both parties agree not to publicize the settlement and will make every effort to ensure the settlement agreement contains a non-disclosure provision.

16. Limitation of Liability.

EXCEPT AS SET FORTH IN SECTION 18 AND 15, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS OR DAMAGES TO BUSINESS REPUTATION, WHETHER IN AN ACTION FOR CONTRACT, STRICT LIABILITY OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.

17. Trademarks and Trade Names.

         17.1 Neither party will, without the other party's prior written consent, use any trademarks, service marks, trade names, logos or other commercial or product designations of the other party, for any purpose, except as are incidental only to the sale of Products by Distributor and the right to use such Products by Distributor's customers. Whenever Distributor shall make reference to its relationship with RSI, whether in advertising or otherwise, Distributor shall describe its relationship only as a distributor of the Products. Any other use by Distributor of RSI's trade name and/or trademark or any other trade names or trademarks associated with the Products must be previously approved in writing by a duly authorized officer of RSI. Distributor shall not register RSI's trade name or trademark or any other trade names or trademarks associated with the Products in the Territory.

         17.2 Distributor shall not remove, cover, change, or add to the labels affixed by RSI to Products without first receiving RSI's written approval.

18. Proprietary Rights Indemnity.

         18.1 Indemnity. RSI represents to Distributor that the Products, Spare Parts, Documentation, Software/Firmware and service software (provided by RSI hereunder) will not infringe any patent, copyright, trademark right, trade secret, mask work right or other proprietary right of any third party. RSI will, at its expense and at Distributor's request, defend or settle any claim or action brought against Distributor, and Distributor's subsidiaries, affiliates, directors, officers, employees, agents, independent contractors and customers, to the extent it is based on a claim that the Products, Spare Parts, Documentation and/or service software provided under this Agreement infringes or violates any patent, copyright, trademark, trade secret, mask work right or other proprietary right of a third party, and RSI shall indemnify and hold Distributor harmless from and against any costs, damages and fees reasonably incurred by Distributor and/or its customers, including but not limited to, fees of attorneys and other professionals, that are attributable to such claim; provided that: (a) Distributor gives RSI reasonably prompt notice in writing of any such suit and permits RSI, through counsel of its choice, to answer the charge of infringement and defend such claim or suit; (b) Distributor provides RSI information, assistance and authority, at RSI's expense, to enable RSI to defend such suit; and (c) RSI will not be responsible for any settlement made by Distributor without RSI's written permission. In the event Distributor agrees to settle the suit, RSI agrees not to publicize the settlement nor to permit the party claiming infringement to publicize the settlement without first obtaining Distributor's written permission. Without prejudice to the generality of the foregoing, RSI's indemnity obligations under this Section 16 include any claim or action there (i) infringement is attributable to the incorporation or combination of one or more of Distributor's components into the Product, and
(ii) such claim or action could not have been avoided by incorporating or combining some other component which would have been an infringement but for a license being grated, then RSI will obtain a license allowing incorporation or combining of Distributor's component as part of the Product is possible at Distributor's expense.

         18.2 Duty to Correct. Notwithstanding Section 15.1, should the products, Spare Parts, Documentation, Software/Firmware or service software become the subject of a claim of infringement of a third party's proprietary right, RSI will, at RSI's expense: (a) procure for Distributor the past right to sue and sell/license and the future right to continue to use and sell/license the Products, Spare Parts, Documentation or service software; (b) replace or modify the Products, Spare Parts, Documentation or service software to make such non-infringing, provided that the same function is performed by the replacement or modified Product, Spare Part, Documentation or service software to Distributor satisfaction; or (c) if the past and future rights to continue to use and sell/license cannot be procured or the Product, Spare Part, Documentation or service software cannot be replaced or modified at reasonable expense, reimburse Distributor for the total amount paid under this Agreement.

19. Licenses, Approvals and Registration of Products, Compliance with Laws.

         19.1 Distributor agrees to use its best efforts to obtain promptly from the proper authorities in the Territory, all registrations, licenses, and approvals required for the import, sale and distribution by Distributor of the Products in the Territory. Distributor shall promptly send a copy of any such registration or license to RSI. Upon termination of this Agreement, except for RSI's breach, Distributor agrees to use reasonable efforts to assign and to transfer to RSI any and all such registrations and/or registration rights for the Products in the Territory which are not in the name of RSI and to take any and all such necessary steps to effectuate such assignment and transfer, or if such assignment and transfer is not possible, to use its reasonable efforts to obtain in RSI's name, all licenses and approvals which may be necessary for the import and sale of the Products in the Territory. All such efforts in this
Section 16.1 shall be at RSI's sole cost and expense.

         19.2 Distributor shall comply with all applicable laws and regulations of the Territory pertaining to the importation, distribution, sales and marketing of the Products in the Territory and in any manner otherwise pertaining to performance by Distribution of its obligations under this Agreement.

         19.3 Agency Approvals; Product Safety. All regulatory approvals and certifications pertaining to the Territory will be obtained by RSI. RSI will provide sample units at RSI's expense and bear all other costs reasonably related to any re-certifications required as a result of changes in the Products. Product safety requirements will be complied with by RSI as required for the Products.

20. Appointment of Subdistributors. Distributor may, without the prior written approval of RSI, appoint any subdistributors in the Territory in connection with the performance of this Agreement.

21. Confidential Information. Each party will protect the other's Confidential Information from unauthorized dissemination and use with the same degree of care that each such party uses to protect its own like information, but at a minimum, with a reasonable degree of care. Neither party will use the other's Confidential Information for purposes other than those necessary to perform this Agreement and only employees of the receiving party who have a need to know such Confidential Information shall have access thereto. Neither party will disclose to third parties the other's Confidential Information without the prior written consent of the other party.

22. Force Majeure. Neither party will be liable for delay or failure to perform caused by acts which are beyond the reasonable control of the party so affected, including, but not limited to, governmental acts or directives (official or unofficial); strikes (legal or illegal); acts of God; war (declared or undeclared); insurrection; riot or civil commotion; fires, flooding or water damage; explosions; embargoes; imposition of countervailing duties or surcharges; or significant governmental actions or regulations which affect the cost of the Product. The delayed party will give the other party written notice of such force majeure promptly and in any event, within fifteen (15) days of discovery. With respect to any delays in delivery of the part of RSI, once any cause of delay is removed, RSI will make every reasonable effort to meet the schedules which had previously been agreed upon the parties. The delayed party's time for performance or cure under this section shall be extended for a period equal to the duration of the cause or 90 days, whichever is less.

23. Notice. All notices under this Agreement shall be in writing, and may be delivered by hand or sent by facsimile transaction or registered mail, return receipt requested. Notices sent by mail shall be deemed received on the date of receipt indicated by the return verification provided by the national postal service involved. Notices sent by facsimile transaction shall be deemed received the day on which sent, and shall be conclusively presumed to have been received in the event that the sender's copy of the transmission contains the "answer back" of the other party's facsimile transmission. Notices shall be given, or sent to the parties at the following addresses:

                If to Distributor:      Canon Trading USA, Inc.
                                        15955 Alton Parkway
                                        Irvine, CA 92718-3616
                                        Atten:  Brian (Masami) Minezaki

                If to RSI:              RSI Systems, Inc.
                                        7400 Metro Blvd. Suite 475
                                        Edina, MN 55439 USA
                                        Atten:  Donald Lies

Any party hereto may designate any other address for notices given it hereunder by written notice to the other party given at least ten (10) days prior to the effective date of such change.

24. Entire Contract. This Agreement, including all Exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understanding or agreements, written or oral, regarding such subject matter. No amendment to or modification of this Agreement shall be binding unless in writing and signed by a duly authorized representative of both parties. No provision contained on the reverse side of any Purchase Order form or any provision of any RSI acknowledgment form will be effective. Except for the Purchase Order-specified quantities and delivery dates specified on the face of the Distributor's Purchase Orders, the terms governing the manufacture, delivery, acceptance and payment for the Products and Spare Parts will be governed by the terms and conditions of this Agreement. In the case of conflict between this Agreement and any Purchase Order, the terms of this Agreement will prevail.

25. Assignability: Change in Ownership. This Agreement is personal to Distributor and, except as permitted in this Agreement, may not be sold, assigned, or transferred without the written consent of RSI. Distributor shall promptly notify RSI, where an entity purchases a controlling interest in it (more than 50% of the outstanding shares). In such event, or in the event of the sale by the Distributor of that portion of the business operation which includes all or most of the Products, where RSI has not consented to that change or sale, then this Agreement may be terminated at any time thereafter by RSI upon written notice given at least sixty (60) days in advance of the effective date of termination. RSI may assign this Agreement to any subsidiary or division controlled by it, or to an entity purchasing a substantial portion of the business operation which includes all or most of the Products.

26. Severability. In the event that any provision of this Agreement is held invalid by the final judgment of any court of competent jurisdiction, the remaining provisions shall remain in full force and effect as if such invalid provision had not been included herein.

27. Remedies. In recognition of the irreparable harm that a violation of obligations under this Agreement would cause the other, each party, their respecture agrees that in addition to any other relief afforded by law, an injunction against such violation may be issued against it and every other person concerned thereby, it being understood that both damages and an injunction shall be proper modes of relief and are not to be considered mutually exclusive remedies.

28. Disclosure of Agreement. Except as required by law or governmental regulation, neither party shall disclose this Agreement or the contents thereof to any third party without the prior written consent of the other, such consent not to be unreasonably withheld. Press releases, exhibitions, or advertising of any kind using any trademarks, trade names, model designations, or corporate names of either party and regarding this Agreement may not be made without the express prior written consent of the other party.

29. U.N. Convention Excluded. The U.N. Convention of Contracts for the International Sale of Goods shall not apply to this Agreement.

30. Language. This Agreement may be translated into any language but it shall be construed and interpreted in English.

31. Applicable Law and Forum Selection. Except as altered or expanded by this Agreement, the substantive law (and not the law of conflicts) of the state of Minnesota U.S.A., shall govern this Agreement in all respects as to the validity, interpretation, construction and enforcement of this Agreement and all aspects of the relationship between the parties to this Agreement.

32. Notwithstanding the foregoing, RSI reserves the right to bring suit against Distributor for moneys due RSI in the courts of Distributor's jurisdiction, or where Distributor has assets.

33. Survival. All representations or warranties made in this Agreement and all terms and provisions hereof intended to be observed and performed after the termination hereof, shall survive such termination and continue thereafter, in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seal as of the day and year first above written.


CANON TRADING USA, INC.                 RSI SYSTEMS, INC.




____________________________________   ____________________________________
Signature                      (Date)  Signature                      (Date)




____________________________________    Donald C. Lies  President
Name                            Title   Name            Title


EXHIBIT A
THE PRODUCT AND PRICE SCHEDULE

Product: The RSI ERIS 1000 Video Conferencing System for direct connection and use exclusively with personal computer (PC) or Apple Macintosh (Mac). Includes standard accessories of microphone with stand, SCSI cable, Software (latest/current version at the time of the shipment), User manual.

Price:   US $1,850 FOB RSI Systems' Warehouse, Minneapolis, Minnesota

Payment: 32 days after the invoice date.


EXHIBIT B
TERRITORY

The territory covered by this agreement is the country of Japan.


EXHIBIT C
WARRANTY AND SERVICE POLICIES

1. Sub-distributor's Inspection Rights

Notwithstanding Distributor's inspection rights in Section 9 of the Agreement, Sub-distributor may conduct its own inspection of the Product and Spare Parts upon receipt. Sub-distributor will notify RSI when a Product or Spare Part is found defective and RSI will assign a Return Material Authorization (RMA) number. Every three (3) months during the term of this Agreement, Sub-distributor will return to RSI the defective Products and Spare Parts accumulated and assigned an RMA number.

2. Buffer Inventory of Replacement Product

RSI will make available to Sub-distributor additional units of product for use as buffer inventory totaling no less than 5% of the total quantity of such order. As such, this buffer inventory will be invoiced to Sub-distributor under the following terms:

        Price to be the same as that in Exhibit A. Payment terms granted to be 90 days from date of invoice. These terms shall allow Distributor, Sub-distributor to rotate their buffer inventory for resale and to accommodate any product exchanges or warranty activities that might occur. In the event that Sub-distributor notifies RSI that the buffer inventory levels in this Section 2 are insufficient to meet demand, RSI may deliver to Sub-distributor such additional units of buffer inventory under the payment terms and conditions outlined herein as may be reasonably requested by Sub-distributor.

3. Labeling of Product

RSI will be responsible for affixing Sub-distributor's name/logo and serial number in a permanent manner to each unit of Product ordered. Sub-distributor will provide RSI with the artwork for the name/logo to be affixed. Sub-distributor will also provide RSI with serial numbers with each order of Product.

4. End-User Support, Service and Maintenance

4.1 Defective Product; Notification

Except in an emergency, Sub-distributor will notify Distributor when it becomes aware of defective Product or Spare Parts and Distributor will obtain an RMA from RSI. In an emergency, however, Sub-distributor may obtain an RMA directly from RSI.

4.2 Shipment of Returned Product
Freight and incidental costs for Product returned by Sub-distributor pursuant to an RMA will be borne by RSI in accordance with Section 14.3 of the Agreement. RSI will also bear freight and incidental costs for additional buffer inventory ordered pursuant to Section 2 above.

4.3 Modifications to Products and Spare Parts

RSI may modify the Products or Spare Parts upon thirty (30) days prior written notice to Distributor specifying in detail all engineering or design changes to be made. Modifications to Products or Spare parts related to product safety and government regulations, however, may be made without such notice provided that RSI notifies Distributor promptly after such modification is implemented.

4.4 Service Plan

RSI and Sub-distributor will discuss implementation of a Service Plan by Sub-distributor on mutually agreeable terms pursuant to which Sub-distributor will perform warranty and out of warranty service on the Products.